EXHIBIT 99.1

                Fair Isaac Announces Second Quarter 2007 Results

                        Total revenue of $201.0 million;

                           Earnings per share of $0.37

     MINNEAPOLIS--(BUSINESS WIRE)--April 25, 2007--Fair Isaac Corporation (NYSE:FIC), the leading provider of analytics and decision technology, today announced the financial results for its second quarter ended March 31, 2007.

     Second Quarter Fiscal 2007 Results

     The company reported second quarter revenues of $201.0 million in fiscal 2007 versus $208.2 million reported in the prior year period. Net income for the second quarter of fiscal 2007 totaled $21.4 million, or $0.37 per diluted share, versus $27.0 million, or $0.40 per diluted share, reported in the prior year period. Second quarter fiscal 2007 results included a $1.5 million pre-tax operating gain from the previously announced sale of the mortgage product line and an associated $1.9 million increase in tax expense.

     Fiscal 2007 Year-to-date Results

     The company reported year-to-date revenues of $409.2 million in fiscal 2007 versus $410.9 million reported in the prior year period. Net income for year-to-date fiscal 2007 totaled $52.7 million, or $0.89 per diluted share, versus $55.4 million, or $0.83 per diluted share, reported in the prior year period.

     Second Quarter Fiscal 2007 Revenues Highlights

     Revenues for second quarter fiscal 2007 across each of the company's four operating segments were as follows:

     -- Strategy Machine(R) Solutions revenues were $111.7 million in the second quarter compared to $118.9 million in the prior year quarter, or a decrease of 6.0%, primarily due to a decline associated with fraud, consumer, customer management, and mortgage products.

     -- Scoring Solutions revenues increased to $42.3 million in the second quarter compared to $41.8 million in the prior year quarter, or by 1.4%, primarily due to an increase in revenues from risk scoring services at the credit reporting agencies and the FICO Expansion(TM) score.

     -- Professional Services revenues were $37.5 million in the second quarter compared to $38.7 million in the prior year quarter, or a decrease of 3.0%, primarily due to a decline associated with industry consulting, fraud, and collections and recovery implementation services, offset by an increase in revenues derived from customer management implementation services.

     -- Analytic Software Tools revenues increased to $9.4 million in the second quarter compared to $8.8 million in the prior year quarter, or by 6.5%, due to an increase in revenues generated from sales of the Model Builder product.

     Fiscal 2007 Year-to-date Revenues Highlights

     Revenues for fiscal 2007 year-to-date across each of the company's four operating segments were as follows:

     -- Strategy Machine(R) Solutions revenues were $222.4 million compared to $230.8 million in the prior year, or a decrease of 3.7%, primarily due to a decline associated with mortgage, consumer, fraud, and originations products, offset by an increase in revenues derived from collections and recovery products.

     -- Scoring Solutions revenues were $87.3 million compared to $87.9 million in the prior year, or a decrease of 0.8%, primarily due to a decrease in revenues derived from our PreScore(R) Service.

     -- Professional Services revenues increased to $75.9 million compared to $71.5 million in the prior year, or by 6.2%, primarily due to an increase in revenues derived from customer management and model development services, offset by a decline associated with collections and recovery implementation services, and industry consulting.

     -- Analytic Software Tools revenues increased to $23.6 million compared to $20.7 million in the prior year, or by 14.4%, due to an increase in revenues generated from sales of the Blaze Advisor(TM) product.

     Bookings Highlights

     The bookings for the second quarter were $58.9 million versus $106.0 million in the same period last year. The company defines a "new booking" as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of new bookings achieved as one indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company's revenues.

     Balance Sheet and Cash Flow Highlights

     Cash and cash equivalents, and marketable security investments were $303.9 million at March 31, 2007, as compared to $267.8 million at September 30, 2006. Significant changes in cash and cash equivalents from September 30, 2006 include cash provided by operations of $88.4 million, borrowings under the revolving credit facility of $70.0 million, $61.8 million received from the exercise of stock options and stock issued under an employee stock purchase plan, and $13.9 million received on the sale of the mortgage product line. Cash used during fiscal 2007 includes $11.7 million related to purchases of property and equipment and $196.4 million to repurchase common stock.

     Outlook

     The company expects revenues for third quarter fiscal 2007 to be approximately $195.0 to $200.0 million and earnings per diluted share to be approximately $0.33 to $0.38. The company expects revenues for fiscal 2007 to be approximately $795.0 to $805.0 million and earnings per diluted share to be approximately $1.55 to $1.65.

     Company to Host Conference Call

     The company will host a conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss its second quarter fiscal 2007 results, and outlook for the remainder of fiscal 2007. The call can be accessed live on the Investor Relations section of the company's Web site at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through May 28, 2007.

     About Fair Isaac Corporation

     Fair Isaac Corporation (NYSE:FIC) makes decisions smarter. The company's solutions and technologies for Enterprise Decision Management give businesses the power to automate more processes, and apply more intelligence to every customer interaction. Through increasing the precision, consistency and agility of their decisions, Fair Isaac clients worldwide increase sales, build customer value, cut fraud losses, manage credit risk, reduce operational costs, meet changing compliance demands and enter new markets more profitably. Founded in 1956, Fair Isaac powers hundreds of billions of decisions each year in financial services, insurance, telecommunications, retail, consumer branded goods, healthcare and the public sector. Fair Isaac also helps millions of individuals manage their credit health through the www.myfico.com website. Visit Fair Isaac online at www.fairisaac.com.

     Statement Concerning Forward-Looking Information

     Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company's Enterprise Decision Management strategy, its ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2006, and its quarterly report on Form 10-Q for the period ended December 31, 2006. If any of these risks or uncertainties materialize, Fair Isaac's results could differ materially from its expectations. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.

     Fair Isaac, FICO, myFICO, Blaze Advisor, Strategy Machine, FICO Expansion(TM) score, and PreScore are trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.


                        FAIR ISAAC CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
    For the Quarters and Six Months Ended March 31, 2007 and 2006
                (In thousands, except per share data)
                             (Unaudited)


                                  Quarter Ended     Six Months Ended
                                    March 31,           March 31,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Revenues                       $201,000  $208,157  $409,227  $410,947
                               --------- --------- --------- ---------

Operating expenses:
   Cost of revenues              74,172    73,144   144,741   140,189
   Research and development      17,781    21,694    35,500    44,424
   Selling, general and
    administrative               68,015    64,157   136,663   127,540
   Amortization of intangible
    assets                        6,352     6,260    12,742    12,523
   Restructuring and
    acquisition-related               -     2,184         -     1,510
   Gain on sale of product
    line assets                  (1,541)        -    (1,541)        -
                               --------- --------- --------- ---------
      Total operating expenses  164,779   167,439   328,105   326,186
                               --------- --------- --------- ---------
Operating income                 36,221    40,718    81,122    84,761
Other income, net                   602     1,495     1,037     2,340
                               --------- --------- --------- ---------
Income before income taxes       36,823    42,213    82,159    87,101
Provision for income taxes       15,385    15,240    29,496    31,671
                               --------- --------- --------- ---------
Net income                      $21,438   $26,973   $52,663   $55,430
                               ========= ========= ========= =========


Earnings per share:
   Basic                          $0.38     $0.41     $0.92     $0.86
                               ========= ========= ========= =========
   Diluted                        $0.37     $0.40     $0.89     $0.83
                               ========= ========= ========= =========


Shares used in computing
 earnings per share:
   Basic                         56,940    65,052    57,504    64,626
                               ========= ========= ========= =========
   Diluted                       58,659    66,834    59,328    66,521
                               ========= ========= ========= =========


                        FAIR ISAAC CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                March 31, 2007 and September 30, 2006
                            (In thousands)
                             (Unaudited)


                                             March 31,   September 30,
                                               2007          2006
                                           ------------- -------------

ASSETS:
Current assets:
    Cash and cash equivalents                  $122,447       $75,154
    Marketable securities                       150,449       152,141
    Receivables, net                            178,703       165,806
    Prepaid expenses and other current
     assets                                      22,376        20,209
                                           ------------- -------------
          Total current assets                  473,975       413,310

Marketable securities and investments            31,039        40,479
Property and equipment, net                      53,889        56,611
Goodwill and intangible assets, net             766,341       786,062
Other noncurrent assets                          22,048        24,743
                                           ------------- -------------
                                             $1,347,292    $1,321,205
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
   Accounts payable and other accrued
    liabilities                                 $54,721       $53,809
   Senior convertible notes                     400,000       400,000
   Revolving credit agreement                    70,000             -
   Accrued compensation and employee
    benefits                                     39,608        34,936
   Deferred revenue                              44,602        48,284
                                           ------------- -------------
       Total current liabilities                608,931       537,029

Other noncurrent liabilities                     13,356        14,148
                                           ------------- -------------
       Total liabilities                        622,287       551,177

Stockholders' equity                            725,005       770,028
                                           ------------- -------------
                                             $1,347,292    $1,321,205
                                           ============= =============


                        FAIR ISAAC CORPORATION
                         REVENUES BY SEGMENT
    For the Quarters and Six Months Ended March 31, 2007 and 2006
                            (In thousands)
                             (Unaudited)


                                  Quarter Ended     Six Months Ended
                                    March 31,           March 31,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Strategy machine solutions     $111,716  $118,852  $222,385  $230,838
Scoring solutions                42,335    41,768    87,253    87,924
Professional services            37,529    38,691    75,946    71,522
Analytic software tools           9,420     8,846    23,643    20,663
                               --------- --------- --------- ---------
     Total revenues            $201,000  $208,157  $409,227  $410,947
                               ========= ========= ========= =========


                        FAIR ISAAC CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
           For the Six Months Ended March 31, 2007 and 2006
                            (In thousands)
                             (Unaudited)


                                                    Six Months Ended
                                                        March 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------
Cash flows from operating activities:
Net income                                          $52,663   $55,430
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Depreciation and amortization                     26,867    24,237
   Changes in operating assets and liabilities,
    net of disposition                              (17,097)    9,370
   Other, net                                        25,971    20,648
                                                   --------- ---------
      Net cash provided by operating activities      88,404   109,685
                                                   --------- ---------

Cash flows from investing activities:
Purchases of property and equipment                 (11,651)   (8,125)
Cash proceeds from disposition of product line
 assets                                              13,904         -
Net activity from marketable securities              12,737     3,339
Other, net                                             (213)      500
                                                   --------- ---------
      Net cash provided by (used in) investing
       activities                                    14,777    (4,286)
                                                   --------- ---------

Cash flows from financing activities:
Proceeds from revolving line of credit               70,000         -
Proceeds from issuances of common stock              61,838    45,577
Repurchases of common stock                        (196,443)  (12,766)
Other, net                                            7,387     2,708
                                                   --------- ---------
      Net cash provided by (used in) financing
       activities                                   (57,218)   35,519
                                                   --------- ---------

Effect of exchange rate changes on cash               1,330      (335)
                                                   --------- ---------

Increase in cash and cash equivalents                47,293   140,583
Cash and cash equivalents, beginning of period       75,154    82,880
                                                   --------- ---------
Cash and cash equivalents, end of period           $122,447  $223,463
                                                   ========= =========


     CONTACT: Fair Isaac Corporation
              Investors & Analysts:
              John D. Emerick, Jr., 800-213-5542
              or
              Marcy K. Oelhafen, 800-213-5542
              investorrelations@fairisaac.com